                                                                   Exhibit 4.11
                                                           [ENGLISH TRANSLATION]


         AGREEMENT SUPPLEMENTAL TO THE AGREEMENT ON PROVISION AND USE OF
                   FIBER OPTIC COMMUNICATION CABLE FACILITIES

This Agreement ("Supplemental Agreement") is entered into as a supplement to the Agreement on Provision and Use of Fiber Optic Communication Cable Facilities dated January 27, 2000 between Korea Thrunet Co., Ltd. and SK Telecom Co., Ltd.

January 1, 2004

[Seal Affixed]
SK Telecom Co., Ltd.
99 Seorin-dong, Jongro-gu, Seoul
CEO : Pyo Mun Soo


[Seal Affixed]
Korea Thrunet Co., Ltd.
1338-5 Seocho-dong, Seocho-gu, Seoul
CEO : Seog Won Park


The purpose of this Supplemental Agreement is to amend the terms of the Agreement on Provision and Use of Fiber Optic Communication Cable Facilities dated January 27, 2000 (the "Agreement") between Korea Thrunet Co., Ltd. ("Thrunet") and SK Telecom Co., Ltd. ("SK Telecom", together "parties") relating to the provision area and period of use.

  1. (PROVISION AREA AND FACILITIES)
  1) The parties agree to amend the provision area and capacities of the facilities provided by SK Telecom in accordance with the attachment to Agreement to that set forth in the Attachment to this Supplemental Agreement.
  2) In the event that Thrunet wishes make a request for additional provision of facilities by SK Telecom, Thrunet must give at least 3 months prior written notice and the parties shall make a separate written agreement on other conditions.

  2. (PERIOD OF USE)
  1) In accordance with this Supplemental Agreement, the period of use of the facilities provided by SK Telecom shall be from January 1, 2004 to December 31, 2006, provided however, that Thrunet shall not in its own discretion terminate the Agreement and this Supplemental Agreement until December 31, 2005. In the event that Thrunet requests a termination before December 31, 2005, Thrunet shall pay the monthly fees in accordance with Article 3 for the period remaining until December 31, 2005.
  2) The term of this Supplemental Agreement shall be extended automatically on a yearly basis on the same terms and conditions unless a party gives written notice to the contrary to the other party at least 3 months prior to the expiration date stipulated in clause 1).

  3. (FEE)
  1) The fee for the use of the facilities provided by SK Telecom shall be Won 2,266,318,200 (excluding value added tax) per year and such fee shall be paid on a monthly basis.
  2) The details of the payment shall be determined by Articles 6 and 7 of the Agreement.

  4. (EFFECT)
     This Supplemental Agreement shall have the effect of amending the Agreement and for matters not specified in this Supplemental Agreement, the Agreement shall apply.

  5. (EFFECTIVE DATE AND SAFEKEEPING)
  1) This Supplemental Agreement shall take effect from January 1, 2004. In the event that Thrunet needs the court's approval to enter into this Supplemental Agreement and its validity, this Supplemental Agreement shall take effect upon the court's approval and submission of evidence of such approval to SK Telecom by Thrunet.
  2) The Agreement and this Supplemental Agreement shall be effective until the date of expiration of the period of use stipulated in Article 2 of this Supplemental Agreement and the completion of the payment of all fees stipulated in Article 3 of this Supplemental Agreement.
  3) To witness the entering of this Supplemental Agreement, the parties shall execute two copies of this Supplemental Agreement and each party shall keep a copy.


ATTACHMENT
DETAILS OF FACILITIES PROVISION

AREA                                     DISTANCE (KM)        NUMBER OF CORE       REMARKS
----                                     -------------        --------------       -------
ITC(BORAMAE) ~ Jangan                             33.3                  2
ITC(BORAMAE) ~ Daejeon                           177.2                  2
Daejeon ~ Taeku                                  187.7                  2
Taeku ~ Busan                                    254.1                  2
Busan ~ Kwangju                                  402.6                  2
Kwangju ~ Jeonju                                 123.3                  2
Jeonju ~ Daejeon                                 109.2                  2
Daejeon ~ Cheongju                                42.2                  2
Cheongju ~ Wonju                                 231.9                  2
Wonju ~ Bundang                                  127.3                  2
Bundang ~ Jangan                                  41.6                  2

Total                                          1,730.4